M

**AVAILABLE NOW:** SMALL PIN-UP (LENS FLARE)

# KERRY JAMES MARSHALL



INVEST NOW

# WHY WE LIKE THIS OFFERING

## 1 ARTIST RARITY CAN DRIVE PRICES

Marshall's works are of limited supply and high demand, often held in major museums. That rarity can drive prices—so far this year, 2 paintings sold for a total of $6.4 million.

## 2 INSTITUTIONALLY ACCLAIMED

Marshall is known as an institutionally-acclaimed artist, collected by the Met, the MoMA, the Smithsonian, and the Tate.

## 3 LIVING ARTIST WITH TOP RECORD

Marshall still holds the record for the most expensive painting sold by a living African American artist on a $21.1M sale in 2018.


RISTIE'S
2,600,000
2,339,220
2,045,680
2,187,120
384,013,760
20,171,840
18,567,380
2021
CHRISTIE'S
KERRY JAMES MARSHALL
Small Pin-Up (Lens Flare)
2013
ACRYLIC ON PVC PANEL

INVEST NOW

**MASTERWORKS**

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Record work by Kerry James Marshall not included in set of similar sales to live offering (Masterworks 491). Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only.

Collectors referenced are not investors in Masterworks Offerings. Collector and museum affiliation with artists is not an endorsement of Masterworks. Use of these names, logos, and brands is for identification purposes only. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.

To update your preferences or to stop receiving these emails, click here.